Exhibit 4

Agreement of Joint Filing
Titan Trading Analytics Inc.
Common Shares, without par value

     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 27, 2004.

/s/ Kenneth Powell
Kenneth Powell

TTN ESCROW CAPITAL CORP.,
a corporation formed under the laws
of the Province of British Columbia, Canada

/s/ Kenneth Powell
Kenneth Powell, Director